Exhibit 10.4

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of December 8, 2017 (the “Effective Date”), between Hale Partnership Fund, L.P., a Delaware limited partnership (the “Buyer”), TALANTA Fund, L.P., a Delaware limited partnership (the “Selling Stockholder”), TALANTA Investment Group, LLC, a Delaware limited liability company and general partner of the Selling Stockholder (the “TALANTA GP”), and Justyn R. Putnam, investment manager and managing member of the TALANTA GP (“Putnam” and, collectively with the Selling Stockholder and the TALANTA GP, the “Putnam Parties”). The Buyer and the Putnam Parties may be collectively referred to herein as the “Parties”, or individually as a “Party”. Stanley Furniture Company, Inc. (the “Company”) hereby joins as a party to this Agreement solely with respect to ARTICLE 4 of this Agreement.

WITNESSETH:

WHEREAS (i) the Selling Stockholder wishes to sell certain shares of common stock, par value $0.02 per share, of the Company (the “Common Stock”), (ii) the Buyer wishes to purchase such shares of Common Stock from the Selling Stockholder, (iii) Putnam has agreed to resign from the Board of Directors of the Company (the “Board”), (iv) a majority of the disinterested members of the Board have approved the transactions contemplated herein in accordance with Section 203 of the Delaware General Corporation Law (“Section 203”), and (v) in connection with the foregoing, the parties hereto have agreed to such other matters as set forth herein, in each case upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE 1
Purchase and Sale

SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (defined below), (a) the Selling Stockholder shall sell, transfer and deliver to the Buyer, free and clear of all security interests, claims, liens, equities or other encumbrances, 740,896 shares of Common Stock (the “Shares”) at a purchase price of $0.98 per share, for an aggregate purchase price of $726,078.08 (the “Purchase Price”), and (b) the Buyer shall purchase and acquire the Shares from the Selling Stockholder in exchange for the payment by the Buyer of the Purchase Price, pursuant to Section 1.02(b).

SECTION 1.02. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place within seven business days following the Effective Date (the date on which the Closing actually occurs being the “Closing Date”). At or immediately prior to the Closing, (a) the Selling Stockholder shall (i) cause the Shares to be transferred by its broker to the Buyer’s account with the Buyer’s broker identified by the Buyer to the Selling Stockholder in writing on the Effective Date and (ii) deliver or cause to be delivered to the Buyer a duly completed and executed original copy of Internal Revenue Service Form W-9 for the Selling Stockholder and (b) the Buyer shall deliver to the Selling Stockholder the Purchase Price by wire transfer of immediately available funds to an account specified by the Selling Stockholder in writing on the Effective Date.

SECTION 1.03. Certain Tax Matters. The Buyer shall pay the Purchase Price to the Selling Stockholder free and clear of, and without reduction or withholding for, any taxes.

ARTICLE 2
Representations, Warranties and Covenants of the Putnam Parties

SECTION 2.01. Representations and Warranties of the Selling Stockholder. The Selling Stockholder represents and warrants to the Buyer as of the Effective Date and as of the Closing Date as follows:

(a)     Authorization. The Selling Stockholder has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Selling Stockholder.

(b)     No Conflicts. The execution and delivery by the Selling Stockholder of, and the performance by the Selling Stockholder of its obligations under, this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder is bound or to which any of the property or assets of the Selling Stockholder is subject, (b) result in any violation of the provisions of the limited liability company agreement, limited partnership agreement, charter, bylaws or similar organizational documents of the Selling Stockholder or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency, except in the case of clauses (a) and (c) for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the ability of the Selling Stockholder to perform the transactions contemplated by this Agreement.

(c)     Title to Shares. The Selling Stockholder has valid title to the Shares on the Closing Date, free and clear of all security interests, claims, liens or other encumbrances.

(d)     Receipt of Information. The Selling Stockholder has received all the information it considers necessary or appropriate for deciding whether to dispose of the Shares. The Selling Stockholder has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the Buyer’s purchase of the Shares and the business and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The Selling Stockholder has not received, or is not relying on, any representations or warranties from the Buyer, other than as provided herein. The Selling Stockholder acknowledges and understands that the Buyer may possess material nonpublic information regarding the Company that is unknown to the Selling Stockholder or that may be different than that known to the Selling Stockholder that may impact the value of the Shares, and that the Buyer is not disclosing such information to the Selling Stockholder. The Selling Stockholder understands, based on its experience, the disadvantage to which it may be subject due to any disparity of information that may exist between the Selling Stockholder and the Buyer, and, notwithstanding any such disparity, the Selling Stockholder has deemed it appropriate to enter into this Agreement and perform its obligations hereunder.

SECTION 2.02. Resignation of Putnam from the Board. Concurrent with the Closing, Putnam will, and hereby does, resign from the Board, effective as of the Closing.

SECTION 2.03. Putnam Parties Acknowledgement and Agreement regarding 2016 Agreement. Each of the Putnam Parties hereby acknowledges and agrees that as of the Closing, by virtue of the transactions contemplated herein, it will cease to have any rights under that certain agreement dated January 7, 2016 among the Company, the Buyer and certain of its affiliates, the Putnam Parties and certain other stockholders of the Company named therein (as amended, the “2016 Agreement”), including but not limited to the right to recommend a substitute director for consideration and appointment by the Board pursuant to Section 1(f) of the 2016 Agreement; provided, however, that the last sentence of Section 1(b) of the 2016 Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE 3
Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Selling Stockholder as of the Effective Date and as of the Closing Date as follows:

SECTION 3.01. Authorization. The Buyer has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Buyer.

SECTION 3.02. No Conflicts. The execution and delivery by the Buyer of, and the performance by the Buyer of its obligations under, this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Buyer is a party or by which the Buyer is bound or to which any of the property or assets of the Buyer is subject, (b) result in any violation of the provisions of the limited partnership agreement, charter, bylaws or similar organizational documents of the Buyer or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency, except in the case of clauses (a) and (c) for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to perform the transactions contemplated by this Agreement.

SECTION 3.03. Receipt of Information. The Buyer has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Buyer has had an opportunity to ask questions and receive answers from the Selling Stockholder regarding the terms and conditions of the Buyer’s purchase of the Shares and the business and financial condition of the Selling Stockholder and to obtain additional information (to the extent the Selling Stockholder possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The Buyer has not received, or is not relying on, any representations or warranties from the Selling Stockholder, other than as provided herein. The Buyer acknowledges and understands that the Selling Stockholder may possess material nonpublic information regarding the Company that is unknown to the Buyer or that may be different than that known to the Buyer that may impact the value of the Shares, and that the Selling Stockholder is not disclosing such information to the Buyer. The Buyer understands, based on its experience, the disadvantage to which it may be subject due to any disparity of information that may exist between the Selling Stockholder and the Buyer, and, notwithstanding any such disparity, the Buyer has deemed it appropriate to enter into this Agreement and perform its obligations hereunder.

ARTICLE 4
Company Representations and Agreements

To induce the Parties to enter into the transactions contemplated herein, and with the understanding of the Parties and the Company that no Article of this Agreement other than this ARTICLE 4 shall apply to the Company, the Company hereby represents, warrants and agrees as follows:

SECTION 4.01. Section 203. The Board has adopted a resolution, a copy of which is attached hereto as Exhibit A, pursuant to which the Board approved the transactions contemplated herein pursuant to Section 203.

SECTION 4.02. 2016 Agreement. The Company acknowledges that, upon the consummation of the transactions contemplated herein, the Buyer and the Company shall continue to be bound by the terms of the 2016 Agreement, including but not limited to the Buyer’s right to recommend a substitute director for consideration and appointment by the Board pursuant to Section 1(f) of the 2016 Agreement, without any change or effect thereto by virtue of the transactions contemplated herein other than the removal of the Putnam Parties’ rights thereto and thereunder. The Company acknowledges and agrees that (a) none of the Putnam Parties or any of their affiliates shall have any further obligations under the 2016 Agreement and (b) the last sentence of Section 1(b) of the 2016 Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE 5
General Provisions

SECTION 5.01. Termination. This Agreement may be terminated and the transactions contemplated by it abandoned before the Closing pursuant to the written consent of all of the Parties at any time prior to the Closing.

SECTION 5.02. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the Parties hereto without the prior written consent of all of the other Parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement and all of its provisions shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 5.03. Amendment; Waiver. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Parties hereto.

SECTION 5.04. Notice.  All notices, demands or other communications to be given or delivered under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Buyer shall be given to Steven A. Hale II, 6100 Fairview Road, Suite 620, Charlotte, NC 28210, with a copy to (which shall not constitute notice) Moore & Van Allen PLLC, 100 N. Tryon Street, Charlotte, North Carolina 28202 (fax: (704) 339-5858), Attention: Ryan M. Smith, Esq.  Notices to the Putnam Parties shall be given to Justyn R. Putnam, 401 N. Tryon Street, 10th Floor, Charlotte, NC 28202, with a copy to (which shall not constitute notice) Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, OH 44114, Attn:  Derek D. Bork, Esq.

SECTION 5.05. Third Parties. Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

SECTION 5.06. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed in such state.

SECTION 5.07. Exclusive Jurisdiction; Waiver of Jury Trial.

(a)     Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of North Carolina, Mecklenburg County, and (ii) United States District Court for the Western District of North Carolina, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Western District of North Carolina or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of North Carolina, Mecklenburg County. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 5.04 shall be effective service of process for any action, suit or proceeding in North Carolina with respect to any matters to which it has submitted to jurisdiction in this clause. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of North Carolina, Mecklenburg County, or (ii) the United States District Court for the Western District of North Carolina, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)     To the fullest extent permitted by law, each Party hereto waives any and all rights such Party may have to a jury trial with respect to any dispute arising under this Agreement or the transactions contemplated hereby.

SECTION 5.08. Remedies. The Parties hereto acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any Party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

SECTION 5.09. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, term sheets, memoranda of understanding, letters of intent, representations or warranties, whether oral or written, by any Party or any officer, employee or representative of any Party. This Agreement is intended to define the full extent of the legally enforceable undertakings, representations and warranties of the Parties hereto in respect of the transactions contemplated hereby, and no promise, statement, representation or warranty, express or implied, written or oral, which is not set forth explicitly in this Agreement is intended by any Party to be legally binding. Each of the Parties acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby, it has not relied upon any statements, representations or warranties, express or implied, written or oral, other than those explicitly set forth herein.

SECTION 5.10. Further Assurances. Each of the Parties hereto shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

SECTION 5.11. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 5.12. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed to the minimum extent necessary so that this Agreement may be construed and enforced in such jurisdiction to the maximum extent that such illegal or unenforceable provision may be enforced.

SECTION 5.13. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

SECTION 5.14. Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

SECTION 5.15. Expenses. Each of the Parties hereto shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BUYER: HALE PARTNERSHIP FUND, L.P.

By:	/s/ Steven A. Hale II
Name:	Steven A. Hale II
Title:	Manager

PUTNAM PARTIES: TALANTA FUND, L.P.

By:	TALANTA Investment Group, LLC its General Partner

	By:	/s/ Justyn R. Putnam
	Name:	Justyn R. Putnam
	Title:	Managing Member

TALANTA INVESTMENT GROUP, LLC

By:	/s/ Justyn R. Putnam
Name:	Justyn R. Putnam
Title:	Managing Member

/s/ Justyn R. Putnam
JUSTYN R. PUTNAM

COMPANY:

STANLEY FURNITURE COMPANY, INC.

By:	/s/ Anita W. Wimmer
Name:	Anita W. Wimmer
Title:	VP – Finance/Corporate Controller

[Signature Page to Share Purchase Agreement]

EXHIBIT A

Board Resolution

[To Be Attached]

WHEREAS, the Board of Directors is considering having Stanley Furniture Company, Inc. (the “Company”) join, solely with respect to Article 4, a Share Purchase Agreement (the “Share Purchase Agreement”) between Hale Partnership Fund, L.P. (the “Buyer”), TALANTA Fund, L.P. (the “TALANTA Fund”), TALANTA Investment Group, LLC, general partner of the TALANTA Fund (the “TALANTA GP”), and Justyn R. Putnam, investment manager and managing member of the TALANTA GP, substantially in the form attached hereto; and

WHEREAS, the Board of Directors deems and declares it to be advisable and in the best interests of the Company and its stockholders that (i) the transactions contemplated by the Share Purchase Agreement (the “Transactions”) be approved pursuant to Section 203 of the Delaware General Corporation Law, (ii) the Buyer not be considered an “interested stockholder” as a result of the Transactions and (iii) the restrictions of Section 203 of the Delaware General Corporation Law not apply to the Buyer as a result of the Transactions.

NOW THEREFORE LET IT BE:

RESOLVED, that the Share Purchase Agreement, be, and hereby is, approved;

RESOLVED, that the Buyer not be considered an “interested stockholder” as a result of the Transactions and that the restrictions of Section 203 of the Delaware General Corporation Law not apply to the Buyer as a result of the Transactions;

RESOLVED, that the Transactions be, and hereby are, approved pursuant to Section 203 of the Delaware General Corporation Law;

RESOLVED, that the Chairman of the Board, the President and Chief Executive Officer, and the Vice President – Finance/Controller (each such person an “Authorized Officer”) be, and each of them hereby is, authorized and empowered to execute and deliver the Share Purchase Agreement in the name and on behalf of the Company with such additions, deletions or changes therein as the Authorized Officer executing the same shall approve (the execution and delivery thereof by any such Authorized Officer to be conclusive evidence of his or her approval of any such additions, deletions or changes);

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and empowered to prepare, execute and file, or cause to be prepared, executed and filed, all reports, schedules, statements, documents and information required to be filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, if any, in connection with any of the Transactions, including, without limitation, reports relating to certain current events on Form 8-K and any amendments thereto;

RESOLVED, that any action taken by any Authorized Officer or other officer of the Company pursuant to the authority conferred by the Board of Directors under any of the foregoing resolutions (including, without limitation, the execution and delivery of any agreement or instrument in the name and on behalf of the Company) shall conclusively evidence the due authorization thereof by the Company.